Exhibit 99.1

TO STOCKHOLDERS OF WIND RIVER SYSTEMS, INC. (“WIND RIVER” OR THE

“COMPANY”) WHO HELD WIND RIVER COMMON STOCK AS OF MAY 9, 2008

PLEASE READ THIS NOTICE CAREFULLY AND COMPLETELY

THIS NOTICE RELATES TO THE PENDENCY AND PROPOSED SETTLEMENT

OF STOCKHOLDER DERIVATIVE LITIGATION. IF YOU ARE A WIND

RIVER STOCKHOLDER, THIS NOTICE CONTAINS IMPORTANT

INFORMATION ABOUT YOUR RIGHTS.

YOU ARE HEREBY NOTIFIED, pursuant to an Order of the Superior Court of the State of California, County of Alameda (the “Court”), that a proposed settlement (the “Settlement”) has been reached between the parties in In Re Wind River Systems, Inc. Shareholder Derivative Litigation (Case No. RG06288009) (the “Litigation”) brought on behalf of Wind River Systems, Inc. (“Wind River” or the “Company”) now pending in the Court, subject to Court approval, which would fully, finally and forever resolve the Litigation on the terms and conditions summarized in this Notice.

A hearing (the “Settlement Hearing”) will be held by the Court in Courtroom 20 on the 4th floor of the Superior Court of the State of California, County of Alameda courthouse located at 1225 Fallon Street, Oakland, California 94612 on August 1, 2008 at 11:00 a.m. to determine whether the proposed Settlement is fair, reasonable and adequate, whether judgment should be entered giving final approval to the Settlement and dismissing the Litigation with prejudice, and such other necessary and proper matters.

Under the Settlement, which is subject to Court approval, Wind River will adopt, to the extent it has not already adopted, specified corporate governance measures and procedures which it will keep in place for at least five years, unless otherwise required by law, regulation or exchange listing requirements.

If approved by the Court, the Settlement will result in the final dismissal with prejudice of the Litigation.

No Claims Procedure: This case was brought to protect the interests of Wind River’s current shareholders. The Settlement will result in changes to the Company’s corporate governance, not in payment to individuals, and accordingly, there will be no claims procedure.

THE FOLLOWING RECITATION DOES NOT CONSTITUTE THE FINDINGS OF THE

COURT. IT IS BASED ON THE STATEMENTS OF THE PARTIES AND SHOULD

NOT BE UNDERSTOOD AS AN EXPRESSION OF ANY OPINION OF THE

COURT AS TO THE MERITS OF ANY OF THE CLAIMS OR

DEFENSES ASSERTED BY ANY OF THE PARTIES.

Background

The Litigation is a shareholder derivative action brought for the benefit of nominal defendant Wind River against certain current and former members of its Board and certain current and former officers (collectively, the “Individual Defendants,” and together with Wind River, the “Defendants”). The Individual Defendants are Ronald A. Abelmann, John C. Bolger, Peter S. Dawson, William B. Elmore, John C. Fogelin, Jerry L. Fiddler, David G. Fraser, Grant M. Inman, Stephen A. Kennedy, Richard W. Kraber, David R. Larrimore, Scot K. Morrison, David B. Pratt, Peter J. Richards, Jean-Claude Sarner, Curtis B. Schacker, Graham D. Shenton, Kamran Sokhanvari, Thomas M. St. Dennis, Marla Ann Stark, David E. Stepner, Robert L. Wheaton, David N. Wilner and Michael W. Zellner.

The Litigation alleged breaches of fiduciary duties, unjust enrichment and certain violations of law in connection with the Individual Defendants’ alleged backdating of stock option grants to certain Wind River executives. The Litigation seeks on behalf of the Company, among other things, damages, equitable relief, corporate governance reforms, rescission, restitution and costs and disbursements of the lawsuit.

The Settlement

Based on their review and analysis of the relevant facts and controlling legal principles, and their review and analysis of information and documents related to the claims, including confirmatory discovery made available to Plaintiffs’ Counsel (as defined in paragraph 3 below) by Wind River subject to provisions of confidentiality, and repeated telephonic meetings and negotiations with counsel to the Company, Plaintiffs’ Counsel have concluded that the terms and conditions of this Settlement are fair, reasonable and adequate, and beneficial to and in the best interests of Plaintiffs and Wind River. Plaintiffs have agreed to settle the Litigation pursuant to the terms and provisions of the Stipulation of Settlement, as described herein, after considering the substantial benefits that Wind River and its shareholders have received and will receive pursuant to this Settlement.

Defendants continue to deny all liability or wrongdoing with respect to any and all of the claims alleged in the Litigation, including all claims alleged in the Complaint, but believe that it is desirable that the Litigation be fully settled in the manner and upon the terms and conditions set forth in this Stipulation in order to limit further expense, inconvenience and potential distraction to Wind River’s business.

The Parties believe that the Settlement is in the best interests of Wind River and its shareholders.

The Settlement is conditioned, among other things, upon the entry of an order dismissing the Litigation with prejudice (the “Judgment”). The Settlement will not become effective until such Judgment has been entered and has become final and non-appealable.

What Would Happen if the Litigation Were Not Settled

If the Litigation were not settled, it would ultimately result in either a judgment for Defendants, in which case Wind River would receive nothing, or a judgment for Plaintiffs, in which case Wind River would receive the amount of damages awarded, if any, by the Court. A judgment for Defendants could be entered in several ways and at several stages. First, Defendants could file demurrers and/or motions to dismiss the Litigation which could be granted by the Court. Second, if the Litigation survived Defendants’ potential demurrers and/or motions to dismiss, Defendants could later file a motion for summary judgment, which the Court could grant. Third, if the Litigation survived a motion for summary judgment and proceeded to trial, the Court could enter a verdict in favor of Defendants. Fourth, if Defendants lost at trial they could appeal the judgment, and the appellate court could reverse the judgment of the Court. Under any of these scenarios, Wind River would recover nothing.

A judgment for Plaintiffs would be entered only if Plaintiffs proved that the Individual Defendants breached their fiduciary duties by awarding backdated stock options and disseminating false statements. If the judgment were affirmed on appeal, or if no appeal was taken, Wind River would then recover the amount of damages awarded, if any, by the Court. It is uncertain how much Wind River would recover if Plaintiffs were successful, but any such recovery would go to Wind River and not to any individual shareholder.

Terms Of The Proposed Settlement

The Litigation was a factor in Wind River’s agreement to implement, to the extent not already implemented, the therapeutic remedies set forth directly below, which remedies Wind River acknowledges provide substantial benefits to the Company.

I.	STOCK OPTION GRANTS

1.	The Company shall follow the following guidelines for future equity award grants:

•

Timing of Annual Grants. The Compensation Committee will consider grants of equity awards to the Company’s vice presidents and more senior executive officers on an annual basis, with a target grant date of the 15th business day of March of each year, which is the same day annual grants are considered for all other employees. If the trading window is closed on the 15th business day of March, the grant will be made on the third business day after the trading window has opened.

•

New Hire, Promotion or Retention Grants. Grants of equity awards to newly-hired officers, those who have been promoted, or those who have been chosen to receive retention awards, will be made on the 15th business day of each calendar month, if and as needed, for those officers whose triggering event occurs in the previous calendar month. These grants will be made on the same date and at the same price as grants of similar awards to all other eligible employees.

2.	Stock options granted to all officers, directors, and employees, including newly hired employees, shall be granted only on the dates prescribed in the guidelines set forth in 1 (above) or on such other pre-set dates that may be set by the Compensation Committee prior to the beginning of the fiscal year in which the options are to be granted.

3.	All stock options granted to executive officers of Wind River shall be granted by the Compensation Committee. Minutes of any meeting in which options are granted at the meeting shall be promptly prepared and reviewed by the Compensation Committee.

4.	All stock options granted to non-officer employees of Wind River shall be granted by the Non-Officer Equity Awards Committee, the Compensation Committee or the Board of Directors. Minutes of any meeting in which options are granted at the meeting shall be promptly prepared and reviewed by the Non-Officer Equity Awards Committee (or the Compensation Committee or Board of Directors as applicable).

5.	All stock option plans adopted by Wind River shall clearly define the minimum exercise price for equity awards (by reference to the fair market value of stock) and permissible grant dates. In no event shall the exercise price or value of an award be determined by reference to the fair market value of Company stock on a day other than the grant date of the award. The fair market value of Company stock on a grant date shall be the closing price for a share of Company common stock on such day as reported on the principal national securities exchange on which the Company’s shares are traded.

6.	The following clause (or words to the same effect) shall be inserted/included in any future equity incentive plan of Wind River, whether subject to stockholder approval or not: “The exercise price for each option grant shall be at least 100% of the closing market price on the date of grant.”

7.	The Company shall not lower the exercise prices of any stock options after they are granted, nor exchange stock options for options with lower exercise prices, without shareholder approval. Any future equity incentive plans shall not provide for the reduction of the exercise price for options without the consent of the Company’s stockholders.

8.	Absent extraordinary circumstances, all stock options that are granted after the effective date of this Settlement shall not vest in full in less than four years after the vesting start date, except (i) the potential earlier vesting in full of annual stock option grants to non-employee directors as described in the Company’s 2007 Proxy Statement under the caption “Proposal Three: Approval of Amendment to the Wind River 2005 Equity Incentive Plan – 2005 Plan Summary – Non-Employee Director Awards”, and (ii) to the extent that vesting may be accelerated as a result of change of control or similar provisions. In the event stock options are granted with a vesting period of less than four years after the effective date of this Settlement, the minutes of the meeting of the Compensation Committee, or the Non-Officer Equity Awards Committee, as the case may be, in which such options are granted shall contain an appropriate description of the circumstances warranting the shortened vesting period.

9.	The Compensation Committee shall review and approve the grantees, amounts, dates, and prices of all stock options granted to Company officers and shall not delegate these responsibilities.

10.	The Non-Officer Equity Awards Committee shall review and approve the grantees, amounts, dates, and pricing of all stock options granted to non-officer employees of the Company and shall not delegate these responsibilities.

11.	The Compensation Committee or the Non-Officer Equity Awards Committee (as applicable) shall review and approve on or before the date of grant written and final lists or schedules identifying all grantees, amounts and pricing of all stock options to be granted on a particular date. This documentation shall be distributed to the appropriate stock administration/finance staff promptly after approval by the Compensation Committee or the Non-Officer Equity Awards Committee (as applicable).

12.	The Board or Compensation Committee shall designate a Company officer who shall be responsible for assisting with the compliance with applicable laws and regulations by option grantees (e.g., timely and accurate filing of SEC Forms 3, 4 and 5), and for implementing insider trading policies and pre-clearance policies for any trading in Company securities by senior executives designed to ensure that applicable laws and the Company’s stock option plans are followed.

13.	Management shall annually assess the adequacy of the Company’s internal controls with regard to stock option grants and shall report its assessment in the Company’s annual report on internal controls pursuant to section 404 of the Sarbanes-Oxley Act.

II.	OTHER REMEDIAL MEASURES

1.	Certain employees of Wind River who were involved in the administration of certain stock option grants were required to complete ethics training.

2.	Wind River has re priced and cancelled certain past stock option grants.

III.	ADDITIONAL REQUIREMENTS FOR BOARD OF DIRECTORS

1.	The Company will continue to appoint a Lead Independent Director or will ensure that the positions of Chairman of the Board and Chief Executive Officer are divided and held by two persons at all times at which the Company does not have a Lead Independent Director.

2.	Each independent director shall, as part of completing their annual D&O questionnaires regarding their independence in accordance with the applicable NASDAQ rules, certify to the Company in writing that the information that he or she provides in such questionnaires is complete and accurate and that he or she is independent in accordance with applicable Nasdaq rules. Each independent director shall further agree that he or she shall promptly inform the Board of any change in his or her independent status.

3.	Absent extraordinary circumstances, each member of the Board shall attend each annual shareholder meeting in person.

4.	The Compensation Committee shall describe its compensation policies and philosophy in its annual report statement in accordance with applicable SEC rules and regulations.

5.	On at least an annual basis, the Compensation Committee shall consult with an outside executive compensation consultant on executive compensation-related matters.

6.	At least annually the Audit Committee shall meet with the Company’s internal auditors and independent auditors to review, discuss and approve the Company’s accounting for stock-based compensation.

IV.	ATTORNEYS’ FEES

The Company has agreed to pay attorneys’ fees and expenses to Plaintiffs’ Counsel in the amount of $750,000, subject to the Court’s approval.

The Hearing

The Settlement Hearing will be held on August 1, 2008 at 11:00 a.m. before the Honorable Robert B. Freedman, in Courtroom 20 of the Superior Court of the State of California, County of Alameda, located at 1221 Oak Street, Oakland, California 94612 for the purpose of determining whether the proposed Settlement is fair, reasonable, adequate, and in the best interests of Wind River and its shareholders, and should be approved by the Court, and whether final judgment should be entered dismissing the Litigation with prejudice, as provided in the Stipulation. The Hearing may be adjourned from time to time by the Court without further notice other than by announcement at or before the Hearing.

Any current shareholder who held Wind River common stock as of April 2, 2008, and who continues to hold such shares may appear at the Settlement Hearing and be heard as to whether the proposed Settlement should be approved and the Litigation dismissed with prejudice; provided, however, that no such person shall be heard unless, no later than 4:00 p.m., on July 17, 2008, his or her objection or opposition to the dismissal, to the terms of the settlement, and/or to the proposed attorneys’ fees award is made in writing and is submitted to the Court, together with copies of any supporting paper and briefs upon which he or she intends to rely and a sworn statement attesting to the date of purchase by such person of his or her Wind River common stock and documentation of his or her continued ownership thereof. Submissions must be either: (1) mailed to the address below:

Clerk of Court

Alameda County Superior Court

1225 Fallon Street

Oakland, California, 94612

or; (2) filed at any Alameda County Superior Court location with a facility for civil filings. In addition, such person shall serve and show due proof of service, on or before the aforesaid date, of copies of such objection or opposition, supporting papers and briefs, and sworn statement of purchase and continued ownership upon each of the following counsel:

SCHIFFRIN BARROWAY TOPAZ & KESSLER, LLP Lee D. Rudy Nichole Browning Alison Clark 280 King of Prussia Road Radnor, PA 19087 Telephone: 610/667-7706 Facsimile: 610/667-7056	ROBBINS UMEDA & FINK, LLP Marc Umeda 610 West Ash Street, Suite 1800 San Diego, CA 92101 Telephone: 619/525-3990 Facsimile: 619/525-3991

Daniel W. Turbow, Esquire WILSON SONSINI GOODRICH & ROSATI P.C. 650 Page Mill Rd. Palo Alto, CA 94034

Any shareholder who does not timely make his or her objection or opposition in the manner provided herein shall be deemed to have waived any and all objections and opposition, and shall be forever foreclosed from making any objection or opposition to the fairness, reasonableness and adequacy of the proposed Settlement.

Dismissal And Release Of Claims

The full terms of the Dismissal and Release of Claims are set forth in the Stipulation. The following is only a summary.

In consideration of the terms and conditions of this Settlement, upon the Effective Date, Plaintiffs in the Litigation, any other present stockholders of the Company (claiming by, through, in the right of, or on behalf of the Company), the Company (or any person claiming by, through, in the right of, or on behalf of the Company, by subrogation, assignment or otherwise) will completely discharge, settle, dismiss with prejudice on the merits, and release the Released Persons of and from the Released Claims. The Released Claims are defined to include all claims asserted in any of the Litigation or any claims which relate to the facts, transactions, occurrences, acts or failures to act alleged in the Litigation. The full terms of the Released Claims (and the exceptions thereto) are set forth in the Stipulation.

In consideration of the terms and conditions of the Stipulation of Settlement, upon the Effective Date, each of the Individual Defendants will completely discharge, settle, dismiss with prejudice on the merits, and release (i) the Company, its present and former officers, directors, and employees, and their respective attorneys, executors, administrators, legal representatives, heirs, transferees, successors in interest, assigns, parents, and subsidiaries, (ii) Plaintiffs in the Litigation and their respective executors, administrators, legal representatives, heirs, transferees, successors in interest, and assigns, and (iii) Plaintiffs’ Counsel of and from the Released Claims.

Examination Of Papers And Inquiries

For a more detailed statement of the matters involved in this Litigation, reference is made to the pleadings, to the Stipulation and to other papers filed in the Litigation, which may be inspected at the Court, during business hours of each business day. Any inquiries concerning this Litigation should be addressed in writing to Plaintiffs’ Counsel:

SCHIFFRIN BARROWAY TOPAZ	ROBBINS UMEDA & FINK, LLP
& KESSLER, LLP	Marc Umeda
Lee D. Rudy	610 West Ash Street, Suite 1800
Nichole Browning	San Diego, CA 92101
Alison Clark	Telephone: 619/525-3990
280 King of Prussia Road	Facsimile: 619/525-3991
Radnor, PA 19087
Telephone: 610/667-7706
Facsimile: 610/667-7056

The pleadings and other records in this litigation, including the Settlement Agreement, may be examined (1) online on the Alameda County Superior Court’s website, known as “DomainWeb,” at www.alameda.courts.ca.gov/domainweb; or (2) in person in Room 109 at the Rene C. Davidson Courthouse at 1225 Fallon Street, Oakland, California 94612, between the hours of 9:00 a.m. and 4:00 p.m., Monday through Friday, excluding Court holidays.

PLEASE DO NOT ADDRESS INQUIRIES TO THE COURT